EXHIBIT 10.10
TOREADOR RESOURCES CORPORATION
2008 DISCRETIONARY EMPLOYEE BONUS POLICY
     This Toreador Resources Corporation Discretionary Employee Bonus Policy (this “Policy”) provides an additional incentive to certain employees of Toreador Resources Corporation (the “Corporation”) and its subsidiaries, based upon any combination of objective corporate, divisional, group, and/or local facility and/or individual performance measures, including, without limitation, reserve related, production related, G&A related, Sarbanes-Oxley related and Stock Price performance related objectives throughout each fiscal year.
     1. For each fiscal year, the Compensation Committee (the “Committee”) of the Corporation’s Board of Directors, subject to approval by the Board, may establish performance objectives and goals that if achieved will trigger the payment of bonuses to eligible employees of the Corporation (these triggers are referred to herein as the “Bonus Triggers”). The Bonus Triggers for each year shall be established by the Committee during the first quarter of each fiscal year, and shall be set forth in the Resolution entitled Discretionary Employee Bonus Policy to this Policy. The Bonus Triggers may be based on any combination of objective corporate, divisional, group, and/or local facility and/or individual performance measures, including, without limitation, reserve related, production related, G&A related, Sarbanes-Oxley related, and Stock Price performance related objectives throughout the year.
     2. The Committee may also establish for each eligible employee a target bonus amount payable upon achievement of each Bonus Trigger. At the end of each fiscal year to which the Bonus Triggers relate, the Committee, or its delegate, shall determine if, and to what extent, the Bonus Triggers have been met for each eligible employee. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, shall have the authority to apply a 25% discretionary factor in determining each employee’s bonus to reflect individual and/or corporate performance or to apply any other objective or subjective criteria the Committee deems appropriate. The Committee may, but shall not be required to, consider the recommendations of the CEO or an employee’s supervisor or other members of management of the Corporation regarding an employee’s performance during a fiscal year when determining the amount of any bonus payable under this Policy. Bonuses may be paid in the form of cash or equity, or any combination thereof, as approved by the Committee, in its sole and absolute discretion.
     3. Awards may be made to eligible employees by the Committee for a fiscal year, but no eligible employee is assured of receiving any bonus and an eligible employee’s receipt of a bonus for one fiscal year does not assure receipt of a bonus in any future fiscal years. All employees are eligible to participate in the bonus program described in this Policy.
The Corporation, in its sole and absolute discretion, reserves the right to modify, amend, or terminate this Policy at any time and for any reason.